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Prospectus Supplement to Prospectus dated October 19, 2000
as supplemented by a Prospectus Supplement dated October 19, 2000

Metris Master Trust
$372,928,000 Class A Floating Rate Asset Backed Securities, Series 2000-3 $66,298,000 Class B Floating Rate Asset Backed Securities, Series 2000-3

Metris Receivables, Inc.
Transferor

Direct Merchants Credit Card Bank, National Association
Servicer

The underwriters have determined that neither the Class A securities nor the Class B securities were held at the conclusion of the initial distribution of those securities by at least 100 investors who were independent of the issuer and of one another and, therefore, that neither the Class A securities nor the Class B securities qualify as "publicly-offered securities." See "ERISA Considerations" in the attached prospectus dated October 19, 2000. Accordingly, neither the Class A securities nor the Class B securities may be acquired or held by (a) any employee benefit plan that is subject to ERISA, (b) any plan or other arrangement (including an individual retirement account or Keogh plan) that is subject to Section 4975 of the U.S. Internal Revenue Code, or (c) any entity whose underlying assets may be deemed to include "plan assets" under ERISA by reason of any such plan's investment in the entity, including insurance company general accounts. By its acceptance of a Class A security or a Class B security, each Class A securityholder or Class B securityholder, as applicable, will be deemed to have represented and warranted that it is not and will not be subject to the foregoing limitation. This information supersedes the information contained in the prospectus supplement dated October 19, 2000 under the captions "Structural Summary--ERISA Considerations" appearing at pages S-7 and S-8 and the information under the caption "ERISA Considerations" appearing at pages S-58 and S-59. Terms used in this prospectus supplement have the meanings assigned to those terms in the prospectus supplement and prospectus, each dated October 19, 2000.

The date of this prospectus supplement is October 31, 2000